UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2016

Zenosense, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54936	26-3257291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Avda Cortes Valencianas 58, Planta 5 46015 Valencia, Spain	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 34 960454202

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification of Rights of Security Holders.

On August 4, 2016, Zenosense, Inc. (the “Company”) completed a reverse split of its common stock, par value $0.001 (the “Common Stock”), at a ratio of one-for-seven (the “Reverse Split”).

As a result of the Reverse Split, every seven shares of the issued and outstanding Common Stock were automatically converted into one newly issued and outstanding share of Common Stock, without any change in the par value per share. Any fractional shares resulting from the Reverse Split have been rounded up to the nearest whole share. The Reverse Split has reduced the number of shares of Common Stock outstanding from 116,741,875 million shares to approximately 16.7 million shares. There has been no change to the amount of authorized shares of Common Stock, which remains at 500,000,000. The Company's Common Stock began trading on a split-adjusted basis at the market opening on August 4, 2016.

To effect the Reverse Split, the Company filed a Certificate of Amendment and a Certificate of Change with the Secretary of State of Nevada pursuant to Nevada Revised Statutes.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.  A copy of the Certificate of Amendment and Certificate of Correction are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit	Description

3.1	Certificate of Amendment of Zenosense, Inc. for reverse split, filed with the Secretary of State of the State of Nevada.

3.2	Certificate of Correction of Zenosense, Inc., correcting a numeric error in the Certificate of Amendment, filed with the Secretary of State of the State of Nevada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENOSENSE, INC.
Date: August 4, 2016	By:	/s/ Carlos Jose Gil
Carlos Jose Gil, President and Chief Executive Officer